Gary Denman Transitions to CEO with GRC International

Vienna, Va., July 1, 1998 - GRC International (NYSE: GRH) today announced that GRCI President Gary Denman, Ph.D., has become Chief Executive Officer following the retirement of Jim Roth, who spent the past six years as president and CEO. Mr. Roth will continue serving the company as a member of its board of directors.

"In an era when technology, particularly information technology, is of vital importance to every aspect of an enterprise," said Dr. Denman, "I find GRCI exceptionally well positioned to respond to growing customer demands for advanced technical solutions to their management and decision-making challenges. These include projects such as the modernization of the Army's retail logistics information system, modeling and simulation for the Office of the Secretary of Defense, information warfare for the Navy, system testing work for the regulation division of a national financial association; and development of embedded communications software for Lucent Technologies. I look forward to continuing the momentum we have recently demonstrated by capitalizing on GRCI's professional expertise and technical strengths."

GRCI Chairman Joseph Wright said, "This first nine months of this year have been very strong for GRCI with a 30 percent increase in EBIT and a maximum contract backlog that grew to approximately $500 million. Gary was an important driver in these results and is an ideal fit to all the leadership needs of GRCI. He is deeply knowledgeable of the company's technical capabilities and customer base. As COO he has been an exceptional leader as the company returned to profitability over the past 15 months. The board of directors and I look forward to working closely with Gary in the years to come."

Retiring CEO Jim Roth said, "Gary Denman's assumption of the CEO title brings to completion a succession plan that we began putting in place nearly three years ago. Gary is that rare leader who both understands a broad array of technology and technology issues and who can also manage technology at an executive level. I feel confident, as a result, that we have selected the most capable and experienced executive to direct this leading-edge technology company into the next century. I wish Gary and GRCI all the success in the world and I personally look forward to making contributions to its future as a board member."

Dr. Denman, 59, joined GRCI as Senior Vice President, Strategic Planning in March 1995. In 1992, prior to joining the company, he was appointed Director of the Advanced Research Projects Agency (ARPA), the Department of Defense's principal agency for research, development and demonstration of concepts, devices, and systems, providing highly advanced military capabilities.

As Director of ARPA, Dr. Denman was responsible for executive management of the agency's investments in high pay-off and innovative research and development. This entailed extensive efforts to develop and implement advanced design concepts and a

                                     -MORE-

DENMAN TO CEO
ADD ONE


broad array of advanced technologies with an emphasis on information technology. Dr. Denman's focus at ARPA was on applied technology, particularly working with industry leaders and universities to implement advanced technology in products and manufacturing processes.

Prior to joining ARPA, Dr. Denman was the Deputy Director of the U.S. Air Force's Wright Laboratories at Wright Patterson Air Force Base where he was responsible for the management of a diverse program to develop advanced aerospace technologies and implemented focused technology transition initiatives for early insertion into new systems. Prior to that position, Dr. Denman was the Director of the U.S. Air Force Materials Laboratory and Director of the U.S. Air Force Manufacturing Technology Program where he initiated a broad array of materials and manufacturing process developments.

Dr. Denman received a B.S.M.E. from the University of Cincinnati and an M.S. and Ph.D. from Ohio State University in mechanical engineering.

GRC International Inc., with headquarters in Vienna, Va., provides knowledge-based professional services and high-quality technology-based solutions to government and commercial customers. GRCI is a publicly traded company listed on the New York Stock Exchange under the symbol GRH. Additional details about the company can be obtained on the Internet at http://www.grci.com/.

Inquiries: Wayne Jackson, Director, Corporate Communications, (703) 506-5038. GRCI press releases are available on the Internet through Company News On-Call at http://www.prnewswire.com/.